Exhibit 8.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI,

PROFESSIONAL CORPORATION
[Wilson Sonsini Goodrich & Rosati, Professional Corporation Letterhead]

May 27, 2003

VERITAS Software Corporation

350 Ellis Street
Mountain View, California 94043

Re:	Merger among VERITAS Software Corporation, a Delaware corporation (“VERITAS”), Argon Merger Sub Ltd., an Israeli company and an indirect wholly-owned subsidiary of VERITAS (“Merger Sub”), and Precise Software Solutions Ltd., an Israeli company (“Precise”)

Ladies and Gentlemen:

      We have acted as counsel to VERITAS, a Delaware corporation, in connection with the proposed merger (the “Merger”) of VERITAS’ indirect wholly-owned transitory merger subsidiary, Merger Sub, with and into Precise pursuant to an Agreement and Plan of Merger dated as of December 19, 2002, (the “Merger Agreement”). The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the “Registration Statement”) of VERITAS which includes the Proxy Statement/ Prospectus of Precise and VERITAS (the “Proxy Statement/ Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Merger Agreement.

      In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that the Merger will be consummated in the manner contemplated by the Proxy Statement/ Prospectus and in accordance with the provisions of the Merger Agreement.

      Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States Federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

      Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences to Precise Shareholders — U.S. Federal Income Tax Consequences,” subject to the limitations and qualifications described therein, is our opinion with respect to the material United States Federal income tax consequences applicable to the Merger.

      This opinion is furnished to you for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger, including the Proxy Statement/ Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning

VERITAS Software Corporation
May 27, 2003

of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation